EXHIBIT 10.3

USEC Inc.
EMPLOYEE RESTRICTED STOCK AWARD NOTICE
(Long Term Incentive Program)

USEC Inc., a Delaware corporation (the “Company”) hereby grants to                                    (“you” or the “Grantee”), an Award of Restricted Shares, subject to and conditioned upon your agreement to the terms of this Award Notice, the Restricted Stock Award Agreement, which is attached hereto as Exhibit A (the “Agreement”) and the USEC Inc. 2009 Equity Incentive Plan, as amended from time to time (the “Plan”), all of which are an integral part of and are hereby incorporated into this Restricted Stock Award Notice. Capitalized terms used but not defined in this Award Notice or the Agreement shall have the meanings set forth in the Plan.

Grant Date

Number of Restricted Shares Granted

Vesting Schedule:

VESTING DATE	NUMBER OF RESTRICTED SHARES VESTING
AS OF VESTING DATE
The first anniversary of the Grant Date	Restricted Shares

The second anniversary of the Grant Date	Restricted Shares

The third anniversary of the Grant Date	Restricted Shares

Subject to the provisions of the Agreement and the Plan and provided that you remain continuously employed by the Company and/or an Affiliate through the Vesting Date, the restrictions on transfer of the Restricted Shares shall lapse and the Restricted Shares shall become vested and nonforfeitable in accordance with the Vesting Schedule shown above.

USEC Inc.

By:

By signing below and returning this Award Notice to the Company, you acknowledge receipt of the Agreement and the Plan; accept the Restricted Shares that have been granted to you; and agree to be bound by all of the provisions set forth in this Award Notice, the Agreement and the Plan.

ACKNOWLEDGED AND AGREED
BY:

Signature	Date

Enclosures: Exhibit A: Employee Restricted Stock Award Agreement

USEC Inc. 2009 Equity Incentive Plan

EXHIBIT A
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT
(Long Term Incentive Program)

USEC Inc. (the “Company”) has granted to the Grantee an Award consisting of Restricted Shares, subject to the terms and conditions set forth herein and in the Restricted Stock Award Notice (the “Award Notice”). The Award has been granted to the Grantee pursuant to the USEC Inc. 2009 Equity Incentive Plan, as amended from time to time (the “Plan”). Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Award Notice or the Plan.

1. Vesting of Award. The Award of Restricted Shares will become vested only under the schedule stated in the Award Notice, except as provided in Section 5.

2. Grant of the Award. This Award of Shares of Restricted Stock (the “Restricted Shares”), is subject to the terms and conditions set forth in this Agreement and the Plan as provided in the Award Notice. Subject to Section 3, the Grantee will be reflected as the owner of record of the Restricted Shares as of the Grant Date on the Company’s books and records. The Company will hold the Share certificates for safekeeping, or otherwise retain the Restricted Shares in uncertificated book entry form, until the Restricted Shares become vested and nonforfeitable. Certificates issued, if any, with respect to Restricted Shares shall be held by the Company in escrow under the terms hereof and shall bear the legend set forth in Section 3 below or such other appropriate legend as the Committee shall determine, which legend shall be removed only if and when the Restricted Shares vest as provided herein, at which time the certificates shall be delivered to the Grantee. Upon the grant of the Restricted Shares, the Grantee shall be entitled to vote the Restricted Shares, and shall be entitled to receive, free of all restrictions, ordinary cash dividends and dividends in the form of Shares thereon. The Grantee’s right to receive any extraordinary dividends or other distributions with respect to Restricted Shares prior to their becoming nonforfeitable shall be at the sole discretion of the Committee, but in the event of any such extraordinary event, the Committee shall take such action as is appropriate to preserve the value of, or prevent the unintended enhancement of the value of, the Restricted Shares.

3. Legend. Unless otherwise determined by the Committee, any certificate issued in respect of the Restricted Shares prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions, including the forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the USEC Inc. 2009 Equity Incentive Plan (the “Plan”) and an agreement entered into between the registered owner and the Company (the “Agreement”). Any attempt to dispose of these shares in contravention of the applicable restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.”

4. Termination of Employment. Except as provided in Section 5, in the event that the Grantee’s employment with the Company is terminated for Cause or the Grantee voluntarily terminates employment prior to the Vesting Date other than by Retirement, all Restricted Shares held by the Grantee as of the date of such termination shall be canceled and forfeited for no consideration on the date of the Grantee’s termination of employment.

5. Acceleration Events. (a) If the Grantee’s service terminates by reason of the death or Disability of the Grantee, the unvested portion of the Restricted Shares shall become vested and nonforfeitable.

(b) If the Grantee’s service is involuntarily terminated by the Company for reasons other than for Cause, the unvested portion of the Restricted Shares shall become vested and nonforfeitable.

(c) If the Grantee’s service is involuntarily terminated by the Company other than for Cause or by the Grantee for good reason, in either case coincident with or following a Change in Control under circumstances entitling the Grantee to benefits or payments under such Grantee’s change in control agreement with the Company that would not otherwise be payable absent a Change in Control (or, in the case of a Grantee who is not a party to a change in control agreement with the Company, upon a termination of employment by the Company other than for Cause or by the Grantee for good reason coincident with or following a Change in Control), the unvested portion of the Restricted Shares shall become vested and nonforfeitable.

(d) In the event that the Grantee becomes eligible for a termination of employment to be a Retirement, the unvested portion of the Restricted Shares shall become vested and nonforfeitable.

6. Nontransferability. The Restricted Shares are not nontransferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Grantee, other than by will or the laws of descent and distribution until such Restricted Shares become nonforfeitable in accordance with the provisions of this Agreement. Any Grantee’s successor (a “Successor”) shall take rights herein granted subject to the terms and conditions hereof. No transfer of the Restricted Shares to any Successor shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by such Successor of the terms and conditions hereof.

7. No Right to Continued Employment. Neither the Plan nor this Agreement shall confer on the Grantee any right to continued employment with the Company.

8. Withholding. The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Shares, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash, Shares already owned or otherwise deliverable upon the lapse of restrictions, or in a combination of such methods, as irrevocably elected by the Grantee prior to the applicable tax due date with respect to such Restricted Shares. The Company shall have the right, but not the obligation, to deduct from the Shares deliverable to a Grantee, or to accept from the Grantee the tender of, a number of whole Shares having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company. The Company shall have no obligation to release Shares from an escrow or from restrictions or to make any payment in cash under the Plan until the Company’s tax withholding obligations have been satisfied by the Grantee. The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

9. Confidential Information and Trade Secrets. The Grantee and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Grantee will not at any time during or after the Grantee’s employment with the Company or thereafter for as long as it remains proprietary or confidential, disclose or use for the Grantee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided, that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of the Grantee’s breach of this covenant. The Grantee agrees that upon termination of employment with the Company for any reason, the Grantee will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Grantee may retain personal notes, notebooks and diaries. The Grantee further agrees that the Grantee will not retain or use for the Grantee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

10. Remedies. The Grantee acknowledges that a violation or attempted violation on the Grantee’s part of Section 9 will cause irreparable damage to the Company, and the Grantee therefore agrees that the Company shall be entitled as a matter of right to an injunction, issued by any court of competent jurisdiction, restraining any violation or further violation of such promises by the Grantee or the Grantee’s employees, partners or agents. The Grantee agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.

11. Failure to Enforce Not A Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

13. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto. The Committee may, in its sole and absolute discretion and without the consent of the Grantee, amend this Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of (a) conforming this Agreement to any law, regulation or rule applicable to this Agreement, or (b) waiving any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement; provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially adversely affect the rights of the Grantee, holder or beneficiary shall not to that extent be effective without the consent of the Grantee, holder or beneficiary.

14. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address as shown in the records of the Company or to such other address as may be designated in writing by either party.

15. Award Subject to Plan. This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.